U.S. SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                             SCHEDULE 14A INFORMATION

                      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                             SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to   240.14a-11(c) or   240.14a-12

                        BLAGMAN MEDIA INTERNATIONAL, INC.
                 (Name of Small Business Issuer in its charter)

                                         None
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required
[ ]  Fee Computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

1.  Title of each class of securities to which transaction applies:

Common Stock

2.  Aggregate number of securities to which transaction applies:

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.  Proposed aggregate offering price:

5.  Total fee paid:

[  ]  Fee paid previously with preliminary materials.
[ ] Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.  Amount previously paid:

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4.  Date filed:

Notes:


                         Blagman Media International, Inc.
                        1901 Avenue of the Stars, Suite 1710
                              Los Angeles, CA 90067

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON FRIDAY, JANUARY 27, 2003

     Notice is hereby given that the Annual Meeting of Shareholders of Blagman Media International, Inc., a Nevada corporation
("Company"), will be held on Monday, January 27, 2003, at 1901
Avenue of the Stars, Suite 1710 Los Angeles at 11:30 a.m. (PST) for the following purposes:

1. To elect the Board of Directors of the Company to serve until the next Annual Meeting of shareholders or until their respective successors shall be elected and qualified.

2. To approve the grant of discretionary authority to the Company's Board of Directors to amend the Company's Certificate of Incorporation to effect a reverse stock split of the Company's common stock at a ratio within the range from one-for-two thousand to one-for-five thousand at any time prior to June 2, 2003

3.  To consider and act upon a proposal to amend the Company's
    Certificate of Incorporation to change the name of the Company from Blagman Media International to Innovation Holdings, Inc.

4. To approve the appointment of Weinberg & Company as the Company's independent auditors for the new fiscal year commencing on January 1, 2003;

5. To transact such other business as may properly come before the Annual Meeting and at any adjournment thereof.

     The Proxy Statement and form of proxy accompanying this notice are being mailed to stockholders on or about December 16, 2002. Only stockholders of record at the close of business on December 10, 2002 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement.

     Please review the voting options on the attached proxy card and submit your vote promptly. If you attend the Annual Meeting, you may revoke your Proxy and vote in person if you desire to do so, but attendance at the Annual Meeting does not itself serve to revoke your Proxy. A copy of the Company's Annual Report for its fiscal year ending December 31, 2002, and for the quarter ended on June 30, 2002, will be provided on request or you may obtain a copy online from the Securities and Exchange Commission Website at www.sec.gov ("Search for Company Filings").

By order of the Board of Directors
December 16, 2002


/s/  Robert Blagman
Robert Blagman, CEO and President


                       Blagman Media International, Inc.
                     1901 Avenue of the Stars, Suite 1710
                             Los Angeles, CA 90067

                                PROXY STATEMENT

     This Proxy Statement is furnished to the holders of Common Stock, par value $.001 per share ("Common Stock"), of Blagman Media International, Inc., a Nevada corporation (the "Company") in connection with the solicitation by and on behalf of its Board of Directors of proxies ("Proxy" or "Proxies") for use at the 2002 Annual Meeting of Shareholders (the "Meeting") to be held on Monday, January 27, 2003, at 11:30 a.m., Pacific Standard Time (PST), at the offices of the Company, located at 1901 Avenue of the Stars, Suite 1710, Los Angeles, CA 90067 and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement and Proxies is to be borne by the Company. The Company will also reimburse brokers who are holders of record of Common Stock for their expenses in forwarding Proxies and Proxy soliciting material to the beneficial owners of such shares. In addition to the use of the mails, Proxies may be solicited without extra compensation by directors, officers and employees of the Company by telephone, telecopy, telegraph or personal interview. The approximate mailing date of this Proxy Statement is December 16, 2002.

                              GENERAL INFORMATION

     Unless otherwise specified, all Proxies, in proper form, received by the time of the Meeting will be voted for the election of all nominees named herein to serve as directors and in favor of each of the proposals set forth in the accompanying Notice of Annual
Meeting of Shareholders and described below.

     A Proxy may be revoked by a shareholder at any time before its exercise by filing with Robert Blagman, the Secretary of the Company, at the address set forth above, an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the Meeting and electing to vote in person. Attendance at the Meeting will not, in and of itself, constitute revocation of a Proxy.

     The Board of Directors has fixed the close of business on December 10, 2002 as the record date ("Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournment thereof. As of the Record Date, there were 17,381,593,667 shares of Common Stock outstanding. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on all matters to come before the Meeting.

     A majority of the shares entitled to vote, represented in person or by proxy, is required to constitute a quorum for the transaction of business. Proxies submitted which contain abstentions or broker non-votes will be deemed present at the Meeting for determining the presence of a quorum.

                                    PROPOSAL 1

                               ELECTION OF DIRECTORS

     At the Meeting, shareholders will elect four (4) directors to serve until the next Annual Meeting of Shareholders or until his or her respective successor is elected and qualified. Unless otherwise directed, the persons named in the Proxy intend to cast all Proxies received for the election of Robert Blagman, Andrew Given, Walter Lubars, and Jeffrey Wald to serve as directors upon their nomination at the Meeting. Each of the aforementioned individuals has advised the Company of his willingness to serve as a director of the Company. Shares represented by valid proxies in the accompanying form will be voted for the election of all of the directors and nominees named below, unless a contrary direction is indicated. Should any director or nominee named below become unavailable for election to the Board of Directors for any reason, the persons named in the Proxies have discretionary authority to vote the Proxies for one or more alternative nominees who will be designated by the Board of Directors.

                                      DIRECTORS

     The nominees for directorship of the Company, their ages and present positions with the Company, are as follows:

Name                              Age      Position

Robert Blagman                    46       President, Chief Executive Officer,
                                           Chairman

Andrew Given                      46       Director

Walter Lubars                     66       Director

Jeffrey Wald                      48       Director

                   INFORMATION ABOUT DIRECTORS AND NOMINEES

     The following is a brief summary of the background of each director and Nominee:

     Robert Blagman founded our business as a sole proprietorship in 1994 and has been the chief executive of the company and chairman of the Board of Directors since the transactions with Unisat, Inc. in August 1999. Prior to founding the enterprise, he was an executive in advertising marketing at: Disney KCAL Channel in Los Angeles
(national advertising sales manager 1992-1994); KCOP in Los Angeles (local advertising sales manager 1989-1992); and Katz Communications (various titles leading to national advertising sales manager 1978-1989).

     Andrew Given has served as President of Production for The Shooting Gallery and as head of Gun For Hire (motion picture/television production). From 1990 to 1999, he held numerous management and other positions at Universal Studios, including an executive producer focused on cost management of films. Mr. Givens has served on the Company's Board of Directors since August 1999.

     Walter Lubars has been a professor of advertising at Boston
University for over 30 years. Mr. Lubars now is semi-retired and works part-time as a professor emeritus. He has served on the Board of Directors of the Company since August 1999.

     Jeff Wald has been the New Director for KTLA Channel 5 in Los Angeles for the past five years. KTLA is part of the Tribune Company.
He has served on the Board of Directors of the Company since August 1999.

          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

     Based upon review of Forms 3, 4, and 5 (and amendments thereto) and written representations provided to the Company by executive officers, directors and shareholders beneficially owning 10% or greater of the outstanding shares, the Company believes that such persons filed pursuant to the requirements of the Securities and Exchange Commission on a timely basis.

                              2002 BOARD MEETINGS

     The Board of Directors met several times during the fiscal year just ended and acted by unanimous written consent on several occasions following informal discussions. Each director attended more than 75 percent of the meetings of the Board of Directors and Committees on which he served that were held during the fiscal year.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has a standing audit committee and it intends to appoint a new committee composed of independent directors for purposes of the 2002 year-end audit and subsequent annual audits. The board of directors has adopted a written charter for the audit committee.

     For the period ended, December 31, 2001, the audit committee, which was independent, reviewed and discussed the audited financial statements with management; discussed the matters required to be discussed with the independent auditors by Statement of Accounting Standards No. 61; and has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees"), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence. Based on the review and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the last fiscal year for filing with the SEC.

                          COMPENSATION OF DIRECTORS

     Non-employee directors do not receive cash compensation for serving as directors. The Company reimburses directors for reasonable travel expenses incurred in connection with their activities on behalf of the Company.

                           SECURITY OWNERSHIP OF CERTAIN
                          BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of shares of the Company's common stock as of November 12, 2002, (17,381,593,667 issued and outstanding) by (i) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding common stock; and (ii) all directors and executive officers of the Company, individually and as a group:

Title of Class    Name and Address of                   Amount of    Percent of
                  Beneficial Owner (1)                  Beneficial     Class
                                                        Ownership (2)

Common Stock      Alex Varonos                          1,879,000,000    9.3%
                  2899 Agoura Rd., #775
                  Westlake Village, CA 91361

Common Stock      Robert Blagman                          628,064,000    3.0%
                  1901 Avenue of the Stars
                  Suite 1710
                  Los Angeles, CA 90067

Common Stock      Andrew Given                                150,000(3)    *
                  1901 Avenue of the Stars
                  Suite 1710
                  Los Angeles, CA 90067

Common Stock      Walter Lubars                             5,150,000(3)    *
                  1901 Avenue of the Stars
                  Suite 1710
                  Los Angeles, CA 90067

Common Stock      Jeffrey Wald                                150,000(3)     *
                  1901 Avenue of the Stars
                  Suite 1710
                  Los Angeles, CA 90067

Common Stock      Leslie Blagman                              150,000(3)     *
                  1901 Avenue of the Stars
                  Suite 1710
                  Los Angeles, CA 90067

Common Stock      Michelle Fuchs                           10,050,000        *
                  1901 Avenue of the Stars
                  Suite 1710
                  Los Angeles, CA 90067

Common Stock      All Executive Officers and              643,714,000     4.0%
                  Directors as a group

* Owns less than 1%

(1) Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them.

(2) The amount owned is based on issued common stock, as well as stock options that are currently exercisable.

(3) Included within this amount are options to purchase 50,000 shares of common stock of the Company, which were granted on November 8, 2002, pursuant to the Company's Employee Stock Incentive Plan.

These options are currently exercisable at $0.025 per share and expire on September 30, 2005 and options to purchase 100,000 shares of common stock of the Company, which were granted on November 23, 2001, pursuant to the Company's Employee Stock Incentive Plan. These options are currently exercisable at $0.09 per share and expire on January 23, 2006.

                                EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid by the Company to the chief executive officer and all other executive officers that received compensation in excess of $100,000 (the "Named Executive Officers") during fiscal 2000 and 2001:



                                          Summary Compensation Table

                           Annual compensation                      Long-term Compensation
                                                                 Awards           Payouts
Name and                                 Other           Restricted   Securities
principal                                annual             stock     underlying      LTIP    All other
position       Year     Salary   Bonus   compensation     award(s)
options/SARs    payouts compensation
                          ($)     ($)       ($)             ($)           (#)           ($)       ($)
  (a)           (b)       (c)     (d)       (e)             (f)           (g)           (h)       (i)
Robert Blagman 2001     $300,000 $150,000    0                             0             0         0
CEO            2000     $240,000 $150,000    0                             0             0         0

Leslie Blagman 2001     $150,000 $116,666    0                             0             0         0
               2000     $135,000 $116,666    0            150,000          0             0         0

Michelle Fuchs 2001     $125,000     0       0                             0             0         0
               2000     $125,000     0       0                             0             0         0


                                    EMPLOYMENT CONTRACTS

Robert Blagman.   In June 1999, the Company entered into an
employment agreement with Mr. Blagman. Under the terms of this agreement, the Company agreed to pay the following compensation:

     A fixed salary in the amount of $300,000 per year, payable in equal installments according to the Company's regular payroll schedule. This salary is to be reviewed from time to time during the term of this Agreement by the Corporation's board of directors or Compensation and Benefits Committee of the Board. In addition, Mr. Blagman is to be issued: (a) 14,400,000 shares of the Company's common stock pursuant to the terms of the Employee Stock Purchase Plan to be adopted by the Company and registered under a Form S-8. These shares shall vest in equal installments of 1,200,000 shares quarterly over the three-year term; and (b) 15,000,000 restricted shares of common stock. Also, Mr. Blagman, his dependents and beneficiaries are entitled to participate in any pension, profit sharing, medical reimbursement, insurance or other employee payment or benefit plan of the Company as may be in effect from time to time, subject to the participation standards and other terms thereof, to the same extent as other officers under the benefit practices of the Company. Finally, Mr. Blagman is entitled to receive 15% of the Company's net profits.

Leslie Blagman. In January 2000, the Company entered into an employment agreement with Ms. Blagman. Under the terms of the agreement, the Company agreed to pay the following compensation:

     A signing bonus of $350,000 payable over three years to the extent the Company has a positive cash flow at the end of each fiscal year. Mr. Blagman's contract also includes a fixed salary of $135,000 for 2000; $150,000 for 2001 and $180,000 for 2002. In addition, Ms.
Blagman is to be issued 750,000 shares of restricted common stock pursuant to the terms of the Employee Stock Purchase Plan to be adopted by the Company and registered under a Form S-8. These shares are receivable upon her commencement date with the Company and shall vest one year from her commencement date. Ms. Blagman is also entitled to a stock option bonus according to the Company's performance as determined by the Board, however, the bonus can be no less than 25,000 options to acquire Common Stock at $0.25 per share. Also, Ms. Blagman is entitled to reasonable medical, life and other insurance plans and reimbursement for reasonable business expenses.

Michelle Fuchs. In May of 2000, the Company entered into an employment agreement with Ms. Fuchs. Under the terms of the agreement, the Company agreed to pay the following compensation:

     A fixed salary at the annual rate of $125,000, subject to bonuses, however as of September 1, 2002 Ms. Fuchs salary was reduced to $84,000, upon mutual agreement between Ms. Fuchs and the Company. At the discretion of the Board, Ms. Fuchs may also receive an option to purchase and acquire shares of common stock at the average bid price for the five consecutive days preceding the grant.

                            OTHER COMPENSATION

     There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the Company in the event of retirement at normal retirement date, as there was no existing plan provided for or contributed to by the Company.

                           STOCK COMPENSATON PLANS

2002 Stock Compensation Plan. Effective August 14, 2002, the Company established the 2002 Stock Compensation Plan (the "Plan") which covers shares issued to eligible participants under the Plan and shares of common stock of the Company issued since September 14, 2001, in reliance on advice from the Company by Suburban Capital Corp. and/or its affiliates.

2001 Employee Stock Compensation Plan.   Effective August 27, 2001,
the Company established the 2001 Stock Compensation Plan ("2001 Plan"). The purpose of the plan is to compensate employees and certain consultants of the Company for services by issuing to them stock in lieu of cash payments. An aggregate of 100,000,000 shares of Common Stock have been reserved for issuance under the 2001 Plan.
2000-A Employee Stock Compensation Plan.   Effective September 11,
2000, the Company established the 2000-A Stock Compensation Plan ("2000-A Plan"). The purpose of the plan is to compensate employees and certain consultants of the Company for services by issuing to them stock in lieu of cash payments. An aggregate of 1,800,000 shares of Common Stock have been reserved for issuance under the 2000-A Plan.

2000 Employee Stock Compensation Plan.   Effective April 27, 2000,
the Company established the 2000 Stock Compensation Plan ("2000 Plan"). The purpose of the plan is to compensate employees and certain consultants of the Company for services by issuing to them stock in lieu of cash payments. An aggregate of 2,000,000 shares of Common Stock have been reserved for issuance under the 2000-A Plan.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Other than as set forth below, there are no relationships, transactions, or proposed transactions to which the Company was or is to be a party, in which any of the named persons set forth previously had or is to have a direct or indirect material interest.

     The Company has entered into an employment agreement with Mr. Blagman. This agreement is discussed under the Executive
Compensation section.

     Certain of the Officers and Directors of the Company are engaged in other businesses, either individually or through partnerships and corporations in which they have an interest, hold an office, or serve on a board of directors. As a result, certain conflicts of interest may arise between the Company and its Officers and Directors. The Company will attempt to resolve such conflicts of interest in favor of the Company. The Officers and Directors are accountable to the Company and its shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of the Company or on behalf of itself and other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts is in any manner prejudicial to the Company.

     Management believes that its related party transactions were made on terms no less favorable to the Company than that available from unaffiliated parties. It is intended that any future transactions with officers, directors and affiliates of the Company will be made on terms no less favorable from unaffiliated parties.

                                PROPOSAL 2

         APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE
           OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

General

     Because over 17,000,000,000 shares of the Company's common stock are outstanding, the per share price of the Company's common stock as of November 12, 2002 was only $0.00001. In order to reduce the number of shares of common stock outstanding, the Board of Directors has unanimously adopted a resolution seeking stockholder approval to grant the Board of Directors authority to amend the Company's Certificate of Incorporation to effect a reverse split of the Company's common stock. The ratio of the reverse stock split that the Board of Directors approved and deemed advisable and for which it is seeking stockholder approval is in the range from two thousand-to-one (2,000 to 1) to five thousand-to-one (5,000 to 1), with the exact ratio to be established within this range by the Board of Directors in its sole discretion at the time it elects to effect a split. Approval of this reverse stock split proposal would give the Board of Directors authority to implement the reverse stock split at any time it determined prior to June 1, 2003. In addition, approval of this reverse stock split proposal would also give the Board of Directors authority to decline to implement a reverse stock split prior to such date or at all.

     If our stockholders approve the reverse stock split proposal and the Board of Directors decides to implement the reverse stock split, the Company will file an amendment to its Certificate of Incorporation with the Secretary of State of the State of Nevada (as described below) which will effect a reverse split of the shares of the Company's common stock then issued and outstanding at the specific ratio determined by the Board of Directors. The reverse stock split, if implemented, would not change the number of authorized shares of common stock or preferred stock or the par value of the Company's common stock or preferred stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately prior to the reverse stock split as such stockholder did immediately prior to the split.

Purpose

     Since March 2000, market prices for stocks trading in the U.S. markets have generally declined, while the already large number of shares of the Company's common stock outstanding has only grown. In order to reduce the number of shares of the Company's common stock outstanding and thereby attempt to proportionally raise the per share price of the Company's common stock, the Board of Directors believes that it is in the best interests of the Company's stockholders for the Board of Directors to obtain the authority to implement a reverse stock split.

     The Board of Directors is seeking stockholder approval of the authority to implement a reverse stock split because it believes that a higher stock price may help generate investor interest in the Company and help the Company attract and retain employees and other service providers.

     The Board of Directors believes that institutional investors and investment funds are generally reluctant to invest in lower priced stocks. Accordingly, the Board of Directors concluded that reducing the number of outstanding shares of the Company's common stock might be desirable in order to attempt to support a higher stock price per share based on the Company's current market capitalization. In addition, the Board of Directors considered that the Company's common stock is not appealing to brokerage firms that do not recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks.

     The Board of Directors believes that stockholder approval of an exchange ratio range (rather than an exact exchange ration) provides the Board of Directors with maximum flexibility to achieve the purposes of the reverse stock split. If the shareholders approve the reverse stock split proposal, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of the Company and its shareholders at that time. In connection with any determination to effect a reverse stock split, the Board of Directors will set the timing for such a split and select the specific range ratio with the range. These determinations will be made by the Board of Directors to create the greatest marketability of the Company's common stock based on prevailing market conditions at the time. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement a reverse stock split prior to June 1, 2003, the authority granted in this proposal to implement a reverse stock split on these terms will terminate. The Board of Directors reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that the split is no longer in the best interests of the Company and its stockholders.

Certain Risks Associated With the Reverse Stock Split

     There can be no assurance that the total market capitalization of the Company's common stock after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of the Company's common stock following the reverse stock split will either exceed or remain higher than the current per share market price.

     There can be no assurance that the market price per new share of the Company common stock (the "New Shares") after the reverse stock split will rise or remain constant in proportion to the reduction in the number of old shares of the Company common stock (the "Old
Shares") outstanding before the reverse stock split.

     Accordingly, the total market capitalization of the Company's common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of the Company's common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

     There can be no assurance that the reverse stock split will result in a per share price that will attract investors and brokers.

     While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract investors and brokers.

     There can be no assurance that the reverse stock split will result in a per share price that will increase the Company's ability to attract and retain employees and other service providers.

     While the Board of Directors believes that a higher stock price may help the Company attract and retain employees and other service providers who are less likely to work for a company with a low stock price, there can be no assurance that the reverse stock split will result in a per share price that will increase the Company's ability to attract and retain employees and other service providers.

     A decline in the market price for the Company's common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of the Company's common stock could be adversely affected following a reverse stock split.

     The market price of the Company's common stock will also be based on the Company's performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of the Company's common stock declines, the percentage decline as an absolute number and as a percentage of the Company's overall market capitalization may be greater than would occur in the absence of a reverse stock split. In many cases, both the total market capitalization of a company and the market price of a share of such company's common stock following a reverse stock split are lower than they were before the reverse stock split. Furthermore, the reduced number of shares that would be outstanding after the reverse stock split could adversely affect the liquidity of the Company's common stock.

Principal Effects of the Reverse Stock Split

Corporate Matters.    If approved and effected, the reverse stock
split would have the following effects:

Old Shares owned by a shareholder would be exchange for one (1) New
Share.

The number of shares of the Company's common stock issued and outstanding will be reduced proportionately based upon the reverse stock split ratio selected by the Board of Directors.

Based upon the reverse stock split ratio, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of the Company's common stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split.

A proportionate adjustment to the exercise price payable upon the exercise of the preferred share purchase rights granted to the stockholders of the Company pursuant to the Company's Preferred Stock Rights Agreement will be effected pursuant to the terms of the Preferred Stock Rights Agreement based upon the reverse stock split ratio.

The number of shares reserved for issuance under the Company's existing stock option plans and employee stock purchase plans will be reduced proportionately based on the reverse stock split ratio selected by the Board of Directors

If approved and effected, the reverse stock split will be effected simultaneously for all of the Company's common stock and the ratio will be the same for all of the Company's common stock. The reverse stock split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of the Company's stockholders owning a fractional share. As described below, stockholders holding fractional shares will be rounded up.

Fractional Shares.    No scrip or fractional certificates will be
issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by the number selected by the Board of Directors for the reverse stock split ratio will have his or her shares rounded up to the nearest whole number.

Authorized Shares.    Upon the effectiveness of the reverse stock
split, the number of authorized shares of common stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Company's common stock issued and outstanding based on the reverse stock split by the Board of Directors. As of November 12, 2002, the Company had 20,000,000,000 shares of common stock authorized and 17,381,593,667 shares of common stock issued and outstanding. Authorized but unissued shares will be available for issuance, and the Company may issue such shares in financings or otherwise. If the Company issues additional shares, the ownership interest of holders of the Company's common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of the Company's common stock.

Accounting Matters.    The reverse stock split will not affect the
par value of the Company's common stock. As a result, as of the effective time of the reverse stock split, the stated capital on the Company's balance sheet attributable to the Company's common stock will be reduced proportionately based on the reverse stock split, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company's common stock will be restated because there will be fewer shares of the Company's common stock outstanding.

Potential Anti-Takeover Effect.    Although the increased proportion
of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company's Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate the Company's shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Company's Board of Directors and stockholders. Other than the proposals contained herein, the Company's Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company's Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Procedure for Effecting Reverse Stock Split and Exchange of Stock
Certificates

If the stockholders approve the proposal to authorize the Board of Directors to implement the reverse stock split and the Board of Directors decides to implement the reverse stock split, the Company will file an Amendment to its Certificate of Incorporation ("Amended Certificate") with the Secretary of State of the State of Nevada to amend its existing Certificate of Incorporation. The reverse stock split will become effective at the time specified in the Amended Certificate, which is referred to below as the "effective time." Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares. The text of the Amended Certificate to effect the reverse stock split, if implemented by the Board of Directors, would be in substantially the form attached hereto as Appendix A; provided, however, that the text of the form of Amended Certificate attached hereto is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessary and advisable to effect the reverse stock split, including the insertion of the effective time and the applicable reverse stock split ratio determined by the Board of Directors.

As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. The Company expects that its transfer agent, Signature Stock Transfer, Inc., will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal the Company sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE (S) AND SHOULD NOT SUBMIT ANY CERTIFICATE (S) UNTIL REQUESTED TO DO SO.

No Dissenters' Rights

Under the Nevada Law, the Company's stockholders are not entitled to dissenters' rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder's own tax advisor with respect to the tax consequences of the reverse stock split.

Other than additional shares received by shareholders on account of rounding up for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefore. In general, stockholders who receive additional shares on account of rounding up for their fractional share interests in the New Shares as a result of the reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed.

The Company's view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL

                                         PROPOSAL 3

            APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF
                 INCORPORATION TO CHANGE THE NAME OF THE COMPANY

     The Company seeks shareholder approval to amend its Certificate of Incorporation to change its name from Blagman Media International, Inc. to Innovation Holdings, Inc. The primary reasons for the proposed name change are to better clarify the identity of the Company and to reflect the fact that the Company has evolved into a substantially larger, more diverse enterprise than it was originally.

     We envision Blagman Media International, Inc. will become Innovation Holdings, Inc. a holding company that owns, directly and indirectly, a diverse group of companies and other businesses. The principal company currently owned by the Company is Century Media f/k/a Blagman-Century Media, a national ad agency and media buying company focusing in the area of direct response. As a result of the constant references to the name "Blagman", individuals are sometimes unclear as to which company they are speaking with or about. A new name will help clarify the Company's corporate identity and make it clearer to people how to refer to our subsidiary and how to refer to the Company.

     Eventually, we would like to create an operating subsidiary to retain the "Blagman" name so that the Company will continue to benefit from the brand equity that has been built over the years.

     In addition to a new name the Company will apply for a new ticker symbol for its stock exchange listings.

     The Company believes that the proposed new name, together with a new ticker symbol to accompany it, embrace important qualities that are critical to its success now and in the future.

If shareholder approval of the name change is granted, the Board will retain the discretion to determine when to effect the name change. A copy of the proposed amendment to the Certificate of Incorporation is attached as Appendix B to this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL

                                     PROPOSAL 4

        RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

     The Board of Directors believes it is appropriate to submit for approval by its shareholders its appointment of Weinberg and Company as the Company's independent public accountants for the fiscal year ending December 31, 2003.

     Representatives of Weinberg and Company are not expected to be present at the Meeting, but will be available by telephone and provided with the opportunity to make a statement (if they choose to do so) and to be available to respond to questions regarding these and any other appropriate matters.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL

        STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Proposals of stockholders that are intended for inclusion in the Company's proxy statement relating to the 2003 Annual Meeting of the Stockholders of the Company must be received by the Company at its offices, not later than October 31, 2003 and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals in order to be included in the Company's proxy statement for that meeting. Stockholder proposals that are not intended to be included in the Company's proxy materials for such meeting but that are intended to be presented by the stockholder from the floor are subject to the advance notice procedures described below under "TRANSACTION OF OTHER BUSINESS."

                           TRANSACTION OF OTHER BUSINESS

     As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by the shareholders, proxies in the enclosed forms returned to the company will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

                               PROXIES

     All shareholders are urged to fill in their choices with respect to the matters to be voted on, sign and promptly return the enclosed form of Proxy.


By Order of the Board of Directors,
/s/ Robert Blagman, Chairman and CEO
December 16, 2002


                        Blagman Media International, Inc.
                       1901 Avenue of the Stars, Suite 1710
                             Los Angeles, CA 90067

                                      PROXY

          (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.)

     The undersigned holder of Common Stock of the Company revoking all proxies heretofore given, hereby constitutes and appoints Robert Blagman, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present, at the 2002 Annual Meeting of Shareholders of the Company, to be held at 1901 Avenue of the Stars, Suite 1710, Los Angeles,
California 90067, on January 27, 2003 at 11:30 a.m., Pacific Standard Time, and at any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

     Each properly executed Proxy will be voted in accordance with the specifications made below and in the discretion of the Proxies on any other matter that may come before the meeting. Where no choice is specified, this Proxy will be voted FOR all listed nominees to serve as directors and FOR each of the proposals set forth below.
The Board of Directors recommends a vote in favor of each Nominee named in the Proxy and FOR Proposal 2,3 and 4.

1. Election of the Board of Directors of the Company to serve until the next Annual Meeting of shareholders or until their respective successors shall be elected and qualified. Nominees:
    Robert Blagman, Andrew Givens, Walter Lubars and Jeffrey Wald
    [ ] FOR all nominees listed

    [ ] WITHHOLD AUTHORITY(except as marked to the contrary)
    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CIRCLE THAT NOMINEE'S NAME IN THE LIST PROVIDED.)

2.  Approval of grant of discretionary authority to the Company's
    Board of Directors to amend the Company's Certificate of Incorporation to effect a reverse stock split of the Company's common stock at a ratio within the range from one-for-two thousand to one-for-five thousand at any time prior to February 1, 2003

    [ ] FOR [ ] AGAINST [ ] ABSTAIN

3. Amendment to the Company's Certificate of Incorporation to change the name of the Company.

    [ ] FOR [ ] AGAINST [ ] ABSTAIN

4. Appointment of Weinberg & Company as the Company's independent auditors for the new fiscal year commencing on January 1, 2003;

    [ ] FOR [ ] AGAINST [ ] ABSTAIN

5. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the meeting.
    The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR each nominee named in Proposal 1 and FOR each of Proposals 2, 3 and 4 and in accordance with their discretion on such other matters as may properly come before the meeting.

Dated: ______________, 2002                       (Signature of Shareholder)

Dated: ______________, 2002                       (Signature of Shareholder)

(Signature(s) should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title).

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Appendix A

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
           (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of Corporation: Blagman Media International Inc.

2.  The articles have been amended as follows:

Effective 12:01 a.m. on ______________ (the "Effective Time") each one (1) share of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time ("Old Common
Stock") shall automatically be combined, without any action on the part of the holder thereof, into one share of fully paid and nonassessable Common Stock of the Corporation ("New Common Stock"), subject to the treatment of fractional shares interests described below.

Following the Effective Time, each holder of Old Common Stock shall be entitled to receive upon surrender of such holder's certificate(s) representing Old Common Stock (whether one or more, "Old Certificates") for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, "New Certificates") into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, Old Certificates shall represent only the right to receive New Certificates and, where applicable, cash in lieu of fractional shares, as provided below.

No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share of New Common Stock shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the per share closing sales price of the Common Stock on the day immediately prior to the Effective Time, as reported on the Over the Counter Bulletin Board (or if such price is not available, then such other price as determined by the Board of Directors).

3. The vote by which the shareholders in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is _______________.

4.  Officer Signature (Required):

____________________________________________________________


Appendix B

            CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                        FOR NEVADA PROFIT CORPORATIONS
         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of Corporation: Blagman Media International Inc.

2.  The articles have been amended as follows:

The name of the corporation is changed from Blagman Media
International, Inc. to Innovation Holdings, Inc.

3. The vote by which the shareholders in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is _______________.

4.  Officer Signature (Required):